Exhibit 10.4

AMENDMENT NO. 3

TO THE

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

1990 STOCK OPTION PLAN FOR NON-EMPLOYEE TRUSTEES

WHEREAS, Pennsylvania Real Estate Investment Trust (the “Trust”) sponsors the Pennsylvania Real Estate Investment Trust 1990 Stock Option Plan for Non-Employee Trustees(the “Plan”);

WHEREAS, the Plan has been amended on two occasions;

WHEREAS, Section 12 of the Plan provides that, subject to certain inapplicable limitations, the Board of Trustees of the Trust (the “Board”) may amend the Plan; and

WHEREAS, the Board desires to amend the Plan to prohibit (without shareholder approval) the repricing of options;

NOW, THEREFORE, effective as of January 1, 2008:

1. A new subsection (vii) is added to the end of Section 7 (“Terms, Conditions and Form of Options”) of the Plan to read as follows:

(vii) No Repricing. Repricing of Options shall not be permitted without the approval of the shareholders of the Trust. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of an Option to lower its exercise price (other than on account of capital adjustments resulting from share splits, etc., as described in Section 8(i)); (ii) any other action that is treated as a “repricing” under generally accepted accounting principles; and (iii) repurchasing for cash or canceling an Option in exchange for another award at a time when its exercise price is greater than the fair market value of the underlying Shares, unless the cancellation and exchange occurs in connection with an event set forth in Section 8(ii) (involving certain corporate transactions). Such cancellation and exchange will be considered a “repricing” regardless of whether it would be treated as a “repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Grantee.

2. Section 12 (“Amendment, Suspension or Termination of the Plan”) is hereby amended to read as follows:

The Board of Trustees may suspend or terminate the Plan or revise or amend it in any respect whatsoever; provided, however, that without the approval of the shareholders no revision or amendment shall change the selection or eligibility of Trustees to receive options under the Plan, the number of Shares subject to any such options or the Plan, the purchase price thereunder (pursuant to Section 7(vii)), or materially increase the benefits accruing to participants under the Plan.

IN WITNESS WHEREOF, the Trust has caused these presents to be duly executed this 28th day of December, 2007.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

By:	/s/ Bruce Goldman
Executive Vice President and General Counsel